PRESS RELEASE
For Immediate Release

Berry Corporation (bry) Reports Third Quarter 2020 Results; 2020 Plan Intact with Lower Operating Expense and Continued Cash Building
DALLAS, TX - November 3, 2020 (GLOBE NEWSWIRE) – Berry Corporation (bry) (NASDAQ: BRY) (“Berry” or the “Company”) today reported net loss of $19 million or $0.24 per diluted share and Adjusted Net Income(1) of $13 million or $0.17 per diluted share for the third quarter of 2020.
Quarterly Highlights
•Generated $48 million of Levered Free Cash Flow(1); on pace for more than $100 million for the year
•Built cash reserves of nearly $50 million
•Improved Adjusted EBITDA(1) to $62 million on sustained cost savings and improving price realizations
•Reduced OpEx an additional 6% quarter over quarter
•Welcomed Fernando Araujo as chief operating officer and executive vice president
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(1) Please see “Non-GAAP Financial Measures and Reconciliations” later in this press release for a reconciliation and more information on these Non-GAAP measures.

“This quarter Berry once again demonstrated its ability to create value even in a down cycle. We believe we are well positioned to emerge from what we anticipate to be a two-year cycle in a strong position for future growth,” said Trem Smith, Berry board chair and chief executive officer. "We are producing affordable energy in an efficient, environmentally sensitive, and safe manner, managing our financials to ensure we will prosper, and building our vision for the future.
"Oil and gas, especially locally produced oil and gas, continues to be a long-term component of any reliable, affordable, and equitable energy future in the developed and developing economies of the world. It is my strong view that the industry can no longer take a ‘business as usual’ approach. At Berry, we understand that alignment with a state’s environmental goals is critical for the joint success of our organization, the industry, and the communities where we operate. We are committed to the future of affordable energy and have a vision for how we participate meaningfully in the energy transition, which includes innovation, technology and operational excellence,” Smith continued.
Third Quarter 2020 Results
Adjusted EBITDA(1), on a hedged basis, was $62 million in the third quarter 2020, 9% higher than $57 million in the second quarter 2020. The increase was mostly due to lower OpEx and better oil price realizations which more than offset the lower production volumes.
Average daily production decreased 5% for the third quarter of 2020 compared to the second quarter of 2020, largely due to natural declines as a result of pausing drilling activity in April. Further, the Company undertook certain operational improvements that caused temporary reductions in our production. Notably, we performed some plugging and abandonment activity that resulted in temporary shut-in of nearby wells. Additionally, improved steam management reduced overall costs but temporarily increased water disposal and well maintenance needs, resulting in a slight decrease in production. The Company's California production of 22.2 MBoe/d for the third quarter of 2020 decreased 5% from the second quarter 2020.
The Company-wide hedged realized oil price for the third quarter 2020 was $56.16/Bbl, a 3% increase from the second quarter. The California average oil price before hedges for the third quarter was $40.02/Bbl, or 92% of Brent, which was 36% higher than the $29.53/Bbl in the second quarter 2020, which was 88% of Brent. The financial hedges for oil sales for the third quarter 2020 added $16.28/Bbl to the realized price, highlighting the effectiveness of the Company's oil hedge positions.
OpEx consists of lease operating expenses ("LOE"), third-party revenues and expenses from electricity generation, transportation and marketing activities, as well as the effect of derivative settlements (received or paid) for gas purchases, and excludes taxes other than income taxes.
On a hedged basis, operating expenses decreased by 6% or $1.14 per Boe to $16.97 for the third quarter 2020, compared to $18.11 for the second quarter 2020. The decrease was largely due to increased electricity revenues resulting from higher seasonal capacity payments. During the third quarter, the Company sustained the cost savings achieved in the first half of 2020, while hedged fuel and non-fuel costs were essentially flat to the second quarter 2020.
General and administrative expenses increased by $0.4 million, or 2%, to approximately $19 million for the three months ended September 30, 2020, compared to the second quarter 2020. The third quarter 2020 non-recurring costs mainly consisted of costs related to the retirement of the former COO and hiring a new one. Adjusted general and administrative expenses(1), which exclude non-cash stock compensation costs and nonrecurring costs, were $14 million for both the third and second quarter 2020. These cost levels include a slight reduction in headcount since early 2020, although none of these reductions are a result of the current economic environment.
Taxes, other than income taxes were $3.91 per Boe for the third quarter compared to $3.94 per Boe in the second quarter 2020. Greenhouse gas ("GHG") costs were lower in the third quarter of 2020 as the prices remained relatively flat while the emission volumes declined. However, the Company experienced higher property tax rates, as well as higher severance tax rates due to the expiration of certain deductions.
Net loss for the third quarter 2020 was $19 million compared to $65 million in the second quarter 2020. Adjusted Net Income(1) was $13 million for the third quarter, representing a $9 million increase from the second quarter 2020 due to lower OpEx; depreciation, depletion and amortization; taxes other than income taxes; Adjusted general and administrative expenses; and income taxes. Net loss was $0.24 per diluted share and Adjusted Net Income was $0.17 per diluted share for the third quarter of 2020.
For the third quarter 2020, capital expenditures were approximately $4 million on an accrual basis excluding capitalized overhead, capitalized interest, acquisitions and asset retirement spending. Year-to-date capital expenditures were $57 million. In the third quarter 2020, the vast majority of capital spent was used for activities which had no impact on current production, including capital for facilities maintenance and equipping. Berry also spent approximately $4 million for plugging and abandonment activities in the third quarter.
At September 30, 2020, the Company had liquidity of $192 million consisting of $49 million cash in the bank and $143 million available for borrowings under its RBL Facility which had no borrowings and $7 million of letters of credit outstanding. The RBL Facility has a $200 million borrowing base with an elected commitment of $200 million, limited to $150 million until the next semi annual redetermination in November at which time it is currently expected the availability will return to this elected commitment amount.
“We planned for a two-year downturn earlier this year with a sharp focus on improving efficiencies, reducing costs, building cash and managing our production decline. To date, we have been successful across the board. Our significant cost reductions have resulted in a strong cash position and our 2020 production will be flat to the prior year while holding our capital spending at the planned levels. As we look to 2021, our plan is to maintain our production relatively flat year-over-year and the cash we built this year will support those efforts, and we do not currently expect to need to draw on our revolver through the end of 2021. Obviously, we work in a dynamic environment and market conditions can change rapidly but we are currently optimistic about our financial outlook for 2021,” stated Cary Baetz, chief financial officer, EVP and director.
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(1)    Please see “Non-GAAP Financial Measures and Reconciliations” later in this press release for a reconciliation and more information on these Non-GAAP measures.

Earnings Conference Call

The Company will host a conference call November 4, 2020 to discuss these results:

Live Call Date:	Wednesday, November 4, 2020
Live Call Time:	9:00 a.m. Eastern Time (6 a.m. Pacific Time)
Live Call Dial-in:	877-491-5169 from the U.S.
720-405-2254 from international locations
Live Call Passcode:	2295589

An audio replay will be available shortly after the broadcast:

Replay Dates:	Through Wednesday, November 18, 2020
Replay Dial-in:	855-859-2056 from the U.S.
404-537-3406 from international locations
Replay Passcode:	2295589

A replay of the audio webcast will also be archived on the “Events” section of Berry’s website at bry.com/category/events. In addition, an investor presentation will be available on the Company’s website.
About Berry Corporation (bry)
Berry is a publicly traded (NASDAQ: BRY) western United States independent upstream energy company with a focus on the conventional, long-lived oil reserves in the San Joaquin basin of California. More information can be found at the Company’s website at bry.com.
Forward-Looking Statements
The information in this press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address plans, activities, events, objectives, goals, strategies, or developments that the Company expects, believes or anticipates will or may occur in the future, such as those regarding financial position; liquidity; cash flows; anticipated financial and operating, results; capital program and development and production plans; operations and business strategy; potential acquisition opportunities; reserves; hedging activities; capital expenditures, return of capital; payment, improvement of future dividends; future repurchases of stock or debt; capital investments, recovery factors and other guidance are forward-looking statements. The forward-looking statements in this press release are based upon various assumptions, many of which are based, in turn, upon further assumptions. Although we believe that these assumptions were reasonable when made, these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control. Therefore, such forward-looking statements involve significant risks and uncertainties that could materially affect our expected results of operations, liquidity, cash flows and business prospects.
Berry cautions you that these forward-looking statements are subject to all of the risks and uncertainties, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil most of which are difficult to predict and many of which are beyond Berry’s control. These risks include, but are not limited to, commodity price volatility and the impact and duration of the ongoing COVID-19 pandemic, legislative and regulatory initiatives in California or our other areas of operation addressing climate change or other environmental concerns; investment in and development of competing or alternative energy sources; drilling and other operating risks, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing and funding of development expenditures, environmental risks, effects of hedging arrangements, potential shut-ins of production due to lack of downstream demand or storage capacity and the other risks described under the heading "Item 1A. Risk Factors" in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2020.
You can typically identify forward-looking statements by words such as aim, anticipate, achievable, believe, budget, continue, could, effort, estimate, expect, forecast, goal, guidance, intend, likely, may, might, objective, outlook, plan, potential, predict, project, seek, should, target, will or would and other similar words that reflect the prospective nature of events or outcomes.
Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise except as required by applicable law. Investors are urged to consider carefully the disclosure in our filings with the Securities and Exchange Commission, available from us at via our website or via the Investor Relations contact below, or from the SEC’s website at www.sec.gov.
Contact
Contact: Berry Corporation
Todd Crabtree - Manager, Investor Relations
(661) 616-3811
ir@bry.com
Tables Following
The financial information and certain other information presented have been rounded to the nearest whole number or the nearest decimal. Therefore, the sum of the numbers in a column may not conform exactly to the total figure given for that column in certain tables. In addition, certain percentages presented here reflect calculations based upon the underlying information prior to rounding and, accordingly, may not conform exactly to the percentages that would be derived if the relevant calculations were based upon the rounded numbers, or may not sum due to rounding.

SUMMARY OF RESULTS

	Three Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019
	($ and shares in thousands, except per share amounts)
Statement of Operations Data:
Revenues and other:
Oil, natural gas and natural gas liquids sales	$92,239	$70,515	$141,250
Electricity sales	8,744	4,884	7,460
(Losses) gains on oil derivatives	(11,564)	(42,267)	45,509
Marketing revenues	330	292	413
Other revenues	0	29	40
Total revenues and other	89,749	33,453	194,672

Expenses and other:
Lease operating expenses	45,243	40,733	50,957
Electricity generation expenses	4,217	3,022	3,781
Transportation expenses	1,768	1,789	2,067
Marketing expenses	326	280	398
General and administrative expenses	19,173	18,777	16,434
Depreciation, depletion and amortization	35,905	37,512	27,664
Taxes, other than income taxes	9,913	10,449	9,249
(Gains) losses on natural gas derivatives	(15,784)	925	3,008
Other operating (income) expenses	1,648	(1,192)	(550)
Total expenses and other	102,409	112,295	113,008

Other (expenses) income:
Interest expense	(8,391)	(8,676)	(8,597)
Other, net	(3)	(6)	(77)
Total other (expenses) income	(8,394)	(8,682)	(8,674)
Reorganization items, net	—	—	(170)
(Loss) income before income taxes	(21,054)	(87,524)	72,820
Income tax (benefit) expense	(2,190)	(22,623)	20,171
Net (loss) income	$(18,864)	$(64,901)	$52,649

Net (loss) income per share:
Basic	$(0.24)	$(0.81)	$0.65
Diluted	$(0.24)	$(0.81)	$0.65

Weighted-average shares of common stock outstanding - basic	79,879	79,795	80,982
Weighted-average shares of common stock outstanding - diluted	79,879	79,795	81,051

Adjusted Net Income(1)	$13,452	$4,609	$32,760
Weighted-average shares of common stock outstanding - diluted	80,062	80,640	81,051
Diluted earnings per share on Adjusted Net Income	$0.17	$0.06	$0.40

	Three Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019
	($ and shares in thousands, except per share amounts)
Adjusted EBITDA(1)	$61,515	$57,433	$83,931
Adjusted EBITDA unhedged(1)	$26,039	$5,559	$68,778
Levered Free Cash Flow(1)	$47,698	$32,229	$2,126
Levered Free Cash Flow unhedged(1)	$12,222	$(19,645)	$(13,027)
Adjusted General and Administrative expenses(1)	$13,888	$14,081	$13,940
Effective Tax Rate	10%	26%	28%
Cash Flow Data:
Net cash provided by operating activities	$57,997	$41,939	$68,774
Net cash used in investing activities	$(9,004)	$(22,480)	$(63,739)
Net cash used in financing activities	$(1,373)	$(19,460)	$(5,262)
__________
(1)    See further discussion and reconciliation in “Non-GAAP Financial Measures and Reconciliations”.

	September 30, 2020	December 31, 2019
	($ and shares in thousands)
Balance Sheet Data:
Total current assets	$174,394	$100,432
Total property, plant and equipment, net	$1,260,755	$1,576,267
Total current liabilities	$95,574	$156,628
Long-term debt	$393,219	$394,319
Total equity	$774,625	$972,448
Outstanding common stock shares as of	79,892	79,543

SUMMARY BY AREA
The following table shows a summary by area of our selected historical financial information and operating data for the periods indicated.

	California (San Joaquin and Ventura basins)
	Three Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019
($ in thousands, except prices)
Oil, natural gas and natural gas liquids sales	$81,592	$62,943	$124,540
Operating income (1)	$36,296	$32,469	$66,449
Depreciation, depletion, and amortization (DD&A)	$34,779	$36,518	$24,360
Average daily production (MBoe/d)	22.2	23.4	23.0
Production (oil % of total)	100%	100%	100%
Realized sales prices:
Oil (per Bbl)	$40.02	$29.53	$59.00
NGLs (per Bbl)	$—	$—	$—
Gas (per Mcf)	$—	$—	$—
Capital expenditures(2)	$4,467	$15,916	$59,076

	Utah (Uinta basin)			Colorado (Piceance basin)
	Three Months Ended			Three Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	June 30, 2020	September 30, 2019
($ in thousands, except prices)
Oil, natural gas and natural gas liquids sales	$9,311	$6,439	$14,946	$1,336	$1,132	$1,758
Operating income (loss)(1)	$1,093	$(584)	$1,376	$(235)	$6	$(123)
Depreciation, depletion, and amortization (DD&A)	$915	$905	$3,039	$165	$43	$264
Average daily production (MBoe/d)	4.1	4.4	5.1	1.3	1.3	1.5
Production (oil % of total)	47%	49%	52%	2%	2%	2%
Realized sales prices:
Oil (per Bbl)	$38.40	$23.11	$48.74	$33.60	$20.67	$56.18
NGLs (per Bbl)	$13.25	$5.82	$12.10	$—	$—	$—
Gas (per Mcf)	$2.05	$1.68	$2.21	$1.80	$1.53	$1.99
Capital expenditures(2)	$103	$82	$1,851	$46	$145	$213
__________
(1)    Operating income (loss) includes oil, natural gas and NGL sales, and scheduled oil derivative settlements, offset by operating expenses (as defined elsewhere), general and administrative expenses, DD&A, impairment of oil and gas properties, and taxes, other than income taxes.
(2)    Excludes corporate capital expenditures.

COMMODITY PRICING

	Three Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019
Weighted-average realized sales prices:
Oil without hedges ($/Bbl)	$39.88	$28.98	$57.92
Effects of scheduled derivative settlements ($/Bbl)	$16.28	$25.42	$7.31
Oil with hedges ($/Bbl)	$56.16	$54.40	$65.23
Natural gas ($/Mcf)	$1.95	$1.62	$2.12
NGLs ($/Bbl)	$13.25	$5.82	$12.10

Average Benchmark prices:
Oil (Bbl) – Brent	$43.34	$33.39	$62.03
Oil (Bbl) – WTI	$40.87	$28.42	$56.33
Natural gas (MMBtu) – Kern, Delivered(1)	$2.84	$1.45	$2.50
Natural gas (MMBtu) – Henry Hub(2)	$2.00	$1.70	$2.38
__________
(1)    Kern, Delivered Index is the relevant index used for gas purchases in California.
(2)    Henry Hub is the relevant index used for gas sales in the Rockies.

CURRENT HEDGING SUMMARY
As of September 30, 2020, we had the following crude oil production and gas purchases hedges.

	Q4 2020	1H 2021	2H 2021

Fixed Price Oil Swaps (Brent):
Hedged volume (MBbls)	2,208	3,438	2,084
Weighted-average price ($/Bbl)	$59.85	$45.82	$46.17
Purchased Oil Calls Options (Brent):
Hedged volume (MBbls)	276	—	—
Weighted-average price ($/Bbl)	$65.00	$—	$—
Fixed Price Gas Purchase Swaps (Kern, Delivered):
Hedged volume (MMBtu)	5,060,000	9,045,000	5,535,000
Weighted-average price ($/MMBtu)	$2.76	$2.71	$2.73
Fixed Price Gas Purchase Swaps (SoCal Citygate):
Hedged volume (MMBtu)	155,000	—	—
Weighted-average price ($/MMBtu)	$3.80	$—	$—
In October 2020, we added 12,500 MMBtu/d of fixed price gas sales swaps at an average price of $2.96, indexed to Northwest Pipeline Rocky Mountains and CIG, for the period January 1, 2021 through December 31, 2021.

OPERATING EXPENSES

	Three Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019
	($ in thousands except per Boe amounts)
Lease operating expenses	$45,243	$40,733	$50,957
Electricity generation expenses	4,217	3,022	3,781
Electricity sales(1)	(8,744)	(4,884)	(7,460)
Transportation expenses	1,768	1,789	2,067
Transportation sales(1)	0	(29)	(40)
Marketing expenses	326	280	398
Marketing revenues(1)	(330)	(292)	(413)
Derivative settlements paid for gas purchases(1)	614	7,362	2,088
Total operating expenses(1)	$43,094	$47,981	$51,378

Lease operating expenses ($/Boe)	$17.83	$15.37	$18.74
Electricity generation expenses ($/Boe)	1.66	1.14	1.39
Electricity sales ($/Boe)	(3.45)	(1.84)	(2.74)
Transportation expenses ($/Boe)	0.69	0.67	0.76
Transportation sales ($/Boe)	0.00	(0.01)	(0.01)
Marketing expenses ($/Boe)	0.13	0.11	0.15
Marketing revenues ($/Boe)	(0.13)	(0.11)	(0.15)
Derivative settlements paid for gas purchases ($/Boe)	0.24	2.78	0.77
Total operating expenses ($/Boe)	$16.97	$18.11	$18.90
Total unhedged operating expenses ($/Boe)(2)	$16.73	$15.33	$18.13

Total MBoe	2,537	2,650	2,719
__________
(1)    We report electricity, transportation and marketing sales separately in our financial statements as revenues in accordance with GAAP. However, these revenues are viewed and used internally in calculating operating expenses which is used to track and analyze the economics of development projects and the efficiency of our hydrocarbon recovery. We purchase third-party gas to generate electricity through our cogeneration facilities to be used in our field operations activities and view the added benefit of any excess electricity sold externally as a cost reduction/benefit to generating steam for our thermal recovery operations. Marketing revenues and expenses mainly relate to natural gas purchased from third parties that moves through our gathering and processing systems and then is sold to third parties. Transportation sales relate to water and other liquids that we transport on our systems on behalf of third parties and have not been significant to date. Operating expenses also include the effect of derivative settlements (received or paid) for gas purchases.
(2)    Total unhedged operating expenses equals total operating expenses, excluding the derivative settlements paid (received) for gas purchases.

PRODUCTION STATISTICS

	Three Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019
Net Oil, Natural Gas and NGLs Production Per Day(1):
Oil (MBbl/d)
California	22.2	23.4	23.0
Utah	1.9	2.2	2.7
Colorado	—	—	—
Total oil	24.1	25.6	25.7
Natural gas (MMcf/d)
California	—	—	—
Utah	11.0	11.5	12.1
Colorado	7.7	7.7	8.8
Total natural gas	18.7	19.2	20.9
NGLs (MBbl/d)
California	—	—	—
Utah	0.4	0.3	0.4
Colorado	—	—	—
Total NGLs	0.4	0.3	0.4
Total Production (MBoe/d)(2)	27.6	29.1	29.6
__________
(1)    Production represents volumes sold during the period.
(2)    Natural gas volumes have been converted to Boe based on energy content of six Mcf of gas to one Bbl of oil. Barrels of oil equivalence does not necessarily result in price equivalence. The price of natural gas on a barrel of oil equivalent basis is currently substantially lower than the corresponding price for oil and has been similarly lower for a number of years. For example, in the three months ended September 30, 2020, the average prices of Brent oil and Henry Hub natural gas were $43.34 per Bbl and $2.00 per MMBtu respectively, resulting in an oil-to-gas ratio of approximately 4 to 1 on an energy equivalent basis.

CAPITAL EXPENDITURES (ACCRUAL BASIS)

	Three Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019
	(in thousands)
Capital expenditures (accrual basis)(1)	$3,995	$15,204	$63,488
__________
(1) Excludes capitalized overhead, capitalized interest, acquisitions and asset retirement spending

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
Adjusted Net Income (Loss) is not a measure of net income (loss), Levered Free Cash Flow is not a measure of cash flow, and Adjusted EBITDA is not a measure of either, in all cases, as determined by GAAP. Adjusted EBITDA, Adjusted Net Income (Loss) and Levered Free Cash Flow are supplemental non-GAAP financial measures used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies.
We define Adjusted EBITDA as earnings before interest expense; income taxes; depreciation, depletion, and amortization; derivative gains or losses net of cash received or paid for scheduled derivative settlements; impairments; stock compensation expense; and other unusual, out-of-period and infrequent items, including restructuring costs and reorganization items. We define Levered Free Cash Flow as Adjusted EBITDA less capital expenditures, interest expense and dividends.
Our management believes Adjusted EBITDA provides useful information in assessing our financial condition, results of operations and cash flows and is widely used by the industry and the investment community. The measure also allows our management to more effectively evaluate our operating performance and compare the results between periods without regard to our financing methods or capital structure. Levered Free Cash Flow is used by management as a primary metric to plan capital allocation to sustain production levels and for internal growth opportunities, as well as hedging needs. It also serves as a measure for assessing our financial performance and our ability to generate excess cash from operations to service debt and pay dividends.
Adjusted Net Income (Loss) excludes the impact of unusual, out-of-period and infrequent items affecting earnings that vary widely and unpredictably, including non-cash items such as derivative gains and losses. This measure is used by management when comparing results period over period. We define Adjusted Net Income (Loss) as net income (loss) adjusted for derivative gains or losses net of cash received or paid for scheduled derivative settlements, other unusual, out-of-period and infrequent items, including restructuring costs and reorganization items and the income tax expense or benefit of these adjustments using our effective tax rate.
While Adjusted EBITDA, Adjusted Net Income (Loss) and Levered Free Cash Flow are non-GAAP measures, the amounts included in the calculation of Adjusted EBITDA, Adjusted Net Income (Loss) and Levered Free Cash Flow were computed in accordance with GAAP. These measures are provided in addition to, and not as an alternative for, income and liquidity measures calculated in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing our financial performance, such as our cost of capital and tax structure, as well as the historic cost of depreciable and depletable assets. Our computations of Adjusted EBITDA, Adjusted Net Income (Loss) and Levered Free Cash Flow may not be comparable to other similarly titled measures used by other companies. Adjusted EBITDA, Adjusted Net Income (Loss) and Levered Free Cash Flow should be read in conjunction with the information contained in our financial statements prepared in accordance with GAAP.
Adjusted General and Administrative Expenses is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted General and Administrative Expenses as general and administrative expenses adjusted for restructuring and other non-recurring costs and non-cash stock compensation expense. Management believes Adjusted General and Administrative Expenses is useful because it allows us to more effectively compare our performance from period to period.
We exclude the items listed above from general and administrative expenses in arriving at Adjusted General and Administrative Expenses because these amounts can vary widely and unpredictably in nature, timing, amount and frequency and stock compensation expense is non-cash in nature. Adjusted General and Administrative Expenses should not be considered as an alternative to, or more meaningful than, general and administrative expenses as determined in accordance with GAAP. Our computations of Adjusted General and Administrative Expenses may not be comparable to other similarly titled measures of other companies.

ADJUSTED NET INCOME (LOSS)
The following table presents a reconciliation of the GAAP financial measure of net income (loss) to the non-GAAP financial measure of Adjusted Net Income (Loss).

	Three Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019
	($ thousands, except per share amounts)
Net (loss) income	$(18,864)	$(64,901)	$52,649
Subtract: discrete income tax items	(2,394)	—	—
Add (Subtract):
(Losses) gains on oil and natural gas derivatives	(4,220)	43,192	(42,501)
Net cash received for scheduled derivative settlements	35,476	51,874	15,153
Other operating expenses (income)	1,648	(1,192)	(550)
Non-recurring costs	1,473	316	219
Reorganization items, net	—	—	170
Total additions, net	34,377	94,190	(27,509)

Income tax benefit (expense) of adjustments at effective tax rate(1)	333	(24,680)	7,620
Adjusted Net Income	$13,452	$4,609	$32,760

Basic EPS on Adjusted Net Income	$0.17	$0.06	$0.40
Diluted EPS on Adjusted Net Income	$0.17	$0.06	$0.40

Weighted average shares of common stock outstanding - basic	79,879	79,795	80,982
Weighted average shares of common stock outstanding - diluted	80,062	80,640	81,051
__________
(1) Excludes discrete income tax items from the total additions, net line item and the tax effect the discrete income tax items have on the current year effective tax rate

ADJUSTED EBITDA AND ADJUSTED EBITDA UNHEDGED
The following tables present a reconciliation of the GAAP financial measures of net income (loss) and net cash provided or used by operating activities to the non-GAAP financial measures of Adjusted EBITDA and Adjusted EBITDA Unhedged.

	Three Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019
	($ thousands)
Net (loss) income	$(18,864)	$(64,901)	$52,649
Add (Subtract):
Interest expense	8,391	8,676	8,597
Income tax (benefit) expense	(2,190)	(22,623)	20,171
Depreciation, depletion and amortization	35,905	37,512	27,664
Derivative (gain) loss	(4,220)	43,192	(42,501)
Net cash received for scheduled derivative settlements	35,476	51,874	15,153
Other operating expense (income)	1,648	(1,192)	(550)
Stock compensation expense	3,896	4,579	2,360
Non-recurring costs	1,473	316	219
Reorganization items, net	—	—	170
Adjusted EBITDA	$61,515	$57,433	$83,931
Net cash received for scheduled derivative settlements	(35,476)	(51,874)	(15,153)
Adjusted EBITDA unhedged	$26,039	$5,559	$68,778

Net cash provided by operating activities	$57,997	$41,939	$68,774
Add (Subtract):
Cash interest payments	14,435	648	14,864
Cash income tax payments	221	—	—
Non-recurring costs	1,473	316	219
Other changes in operating assets and liabilities	(12,611)	14,530	74
Adjusted EBITDA	$61,515	$57,433	$83,931
Net cash received for scheduled derivative settlements	(35,476)	(51,874)	(15,153)
Adjusted EBITDA unhedged	$26,039	$5,559	$68,778

LEVERED FREE CASH FLOW
The following table presents a reconciliation of Adjusted EBITDA to the non–GAAP measures of Levered free cash flow. The reconciliation of Adjusted EBITDA is presented above.

	Three Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019
	($ thousands)
Adjusted EBITDA	$61,515	$57,433	$83,931
Subtract:
Capital expenditures - accrual basis(1)	(5,426)	(16,528)	(63,488)
Interest expense	(8,391)	(8,676)	(8,597)
Cash dividends declared	—	—	(9,720)
Levered free cash flow	$47,698	$32,229	$2,126
Net cash received for scheduled derivative settlements	(35,476)	(51,874)	(15,153)
Levered free cash flow unhedged	$12,222	$(19,645)	$(13,027)
__________
(1) Includes capitalized overhead

ADJUSTED GENERAL AND ADMINISTRATIVE EXPENSES
The following table presents a reconciliation of the GAAP financial measure of general and administrative expenses to the non-GAAP financial measures of Adjusted general and administrative expenses.

	Three Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019
	($ in thousands except per MBoe amounts)
General and administrative expenses	$19,173	$18,777	$16,434
Subtract:
Non-cash stock compensation expense (G&A portion)	(3,812)	(4,380)	(2,275)
Non-recurring costs	(1,473)	(316)	(219)
Adjusted general and administrative expenses	$13,888	$14,081	$13,940

General and administrative expenses ($/MBoe)	$7.56	$7.09	$6.04
Subtract:
Non-cash stock compensation expense ($/MBoe)	(1.50)	(1.65)	(0.84)
Non-recurring costs ($/MBoe)	(0.58)	(0.12)	(0.08)
Adjusted general and administrative expenses ($/MBoe)	$5.47	$5.31	$5.13

Total MBoe	2,537	2,650	2,719

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